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JOHN HANCOCK(R) Life Insurance Company                          Exhibit 24.4.(j)

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT RIDER

This rider is made a part of the contract to which it is attached, in consideration of the charges shown in Section 1 of the contract for this Death Benefit Enhancement Rider. The rider Date of Issue is the contract Date of Issue, unless a different rider Date of Issue is shown in Section 1 of the contract. The Owner on the rider Date of Issue and the charges for this rider are shown in Section 1 of the contract. Without our prior approval, you may not change the Owner after issuance of this rider.

Any contract terms in conflict with the terms of this rider are amended to the extent necessary.

The Death Benefit provision of the contract, Section 9, is deleted, and replaced with the following:

Upon receipt of due proof of death and any other required materials that we need to pay the Death Benefit, we will pay a Death Benefit to the Beneficiary, subject to the terms and conditions of this rider and the contract, before the Date of Maturity and before the Surrender date, in accordance with the following table. The table applies when Owner is a natural person or persons.

-------------------------- ------------------------------------ ----------------------------------
                              Then the Death Benefit will be      And the Death Benefit
  If this contract has:               payable upon:               Measuring Life is:
-------------------------- ------------------------------------ ----------------------------------
  .  A single Owner and     .  The earlier of the Owner's         .  The first to die
  .  A single Annuitant        death and the Annuitant's
                               death
-------------------------- ------------------------------------ ----------------------------------
  .  Joint Owners and       .  The first death among the          .  The oldest Owner, if any
  .  A single Annuitant        Owners and the Annuitant              Owner dies
                                                                  .  The Annuitant, if the
                                                                     Annuitant who is not an
                                                                     Owner dies
-------------------------- ------------------------------------ ----------------------------------
  .  A single Owner and     .  The earliest of the                .  The Owner, if the Owner
  .  Joint Annuitants          Owner's death (whether or             dies (whether or not an
                               not an Annuitant) and the             Annuitant)
                               last Annuitant's death             .  The youngest Annuitant, if
                                                                     last Annuitant to die is not
                                                                     an Owner
-------------------------- ------------------------------------ ----------------------------------
  .  Joint Owners and       .  The earliest of the first          .  The oldest Owner, if any
  .  Joint Annuitants          Owner's death (whether or             Owner dies (whether or
                               not an Annuitant) and the             not an Annuitant)
                               last Annuitant's death             .  The youngest Annuitant, if
                                                                     the last Annuitant to die is
                                                                     not an Owner
-------------------------- ------------------------------------ ----------------------------------

The "Death Benefit Measuring Life" in the table above is used solely to determine the Death Benefit amount to be paid under this rider.

If the Owner is not a natural person or persons, we will deem the death of an Annuitant as the death of the Owner. Under such circumstances, the Death Benefit will be payable only upon the death of the last Annuitant.

The Death Benefit will equal the greater of: (a) and (b), where:

     (a) equals the Accumulated Value of the contract as of the date of our receipt of due proof of death;

     (b) equals (i) the highest Accumulated Value as of any contract anniversary preceding the earlier of the Death Benefit Measuring Life's 81/st/ birthday, and the date of our receipt of due proof of death, plus (ii) the sum of all premium payments received subsequent to such contract anniversary in (i) above, less (iii) a proportional amount of all Withdrawals made subsequent to such contract anniversary in (i) above.

When calculating the proportional amount of all Withdrawals made, such proportion is based on the percent by which the Withdrawal reduced the Accumulated Value at the time of Withdrawal.

We will pay the proceeds in a single payment, unless otherwise directed by you.

As an alternative to a single payment of the Death Benefit, an Accumulated Value of $5,000 or more may be converted to annuity payments subject to Sections 15 and 16. If the Death Benefit is used to provide

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annuity payments, then: (i) the Beneficiary is the Measuring Person; and (ii)
unless the Beneficiary instructs otherwise, the Beneficiary is the Payee.

Notwithstanding the above table in this Section 9, the following will apply upon the death of the Owner, or in the case of joint Owners, upon the death of the first to die, if the Accumulated Value has not already been converted into an annuity:

(i) If the sole designated Beneficiary is the spouse of the Owner, then such Beneficiary may continue the contract with or without this rider as the Owner. In order to continue this rider, the spouse must meet the age requirements in effect at the time of continuation. If an election is made to continue the contract (with or without this rider) no death benefit will be paid. Instead, we will set the Account Value equal to what the Death Benefit would have been pursuant to the terms of this rider. The new Account Value will be allocated to the investment options in effect at the time of the death benefit calculation. Any additional amounts credited to the contract as a result of the continuation will not be subject to any future surrender or withdrawal charges.

If this rider is continued pursuant to a spousal election:

  . the continuing Spousal Beneficiary will be the "Owner" under this rider as well as the contract,
  . the Spousal Beneficiary will be established as the new Owner and the Death
    Benefit will be paid in the event of a death before the Maturity Date as set forth in the table above;
  . the Account Value upon the date we receive due proof of the death resulting in the continuation will be treated as the initial premium paid in any subsequent calculation of a Death Benefit under this rider, and
  . for tax purposes, the original Owner's cost basis will be used.

We reserve the right to adjust the charge for this rider if continued by the spouse.

(ii) If the spouse of the Owner is not the sole designated Beneficiary, or if such spouse does not choose to continue this contract, we will pay the Death Benefit in full to the Beneficiary within five years of the Owner's death or apply the Accumulated Value in full towards the purchase of a life annuity on the Beneficiary with payments beginning not later than the end of the following calendar year after the Owner's death.

TERMINATION

This Rider will terminate upon the earliest of:

    (i) receipt of written notice at our Servicing Office that the Owner elects to terminate this rider;
    (ii)  the Date of Maturity;
    (iii) the date the contract is surrendered;
    (iv) without or prior written approval, assignment or transfer of ownership of the contract;
    (v)   payment of the Death Benefit.

    Signed for the Company at Boston, Massachusetts.

                                                                       Secretary